                                                                    EXHIBIT 99.1


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------X
In re                                              :      Chapter 11
                                                   :      Case Nos. 02-15749
ASIA GLOBAL CROSSING LTD., et al.,                 :      through 02-15750 (SMB)
                           -- ---                  :
                                                   :
                      Debtors.                     :      (Jointly Administered)
                                                   :
---------------------------------------------------X

                    MONTHLY OPERATING STATEMENT FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH JANUARY 31, 2003

DEBTORS' ADDRESS:  ASIA GLOBAL CROSSING LTD. (IN PROVISIONAL LIQUIDATION IN
                   THE SUPREME COURT OF BERMUDA)
                   MINTFLOWER PLACE
                   2ND FLOOR, PAR-LA-VILLE ROAD
                   HAMILTON HM 08, BERMUDA

                   DISBURSEMENTS MADE BY ASIA GLOBAL CROSSING LTD. (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA) AND ITS DEBTOR SUBSIDIARIES (IN THOUSANDS): $6,219

                   CONSOLIDATED OPERATING LOSS (IN THOUSANDS):$18,096

DEBTORS' ATTORNEYS:   KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
                      1633 BROADWAY
                      NEW YORK, NY 10019

REPORT PREPARER:   ASIA GLOBAL CROSSING LTD., DEBTOR IN POSSESSION (IN
                   PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)


THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

        The undersigned, having reviewed the attached report and being familiar with the Debtor's financial affairs, verifies under the penalty of perjury, that the information contained herein is complete, accurate and truthful to the best of my knowledge.

        /s/ Stefan Riesenfeld              Date: February 28, 2003
        -------------------------               ---------------------
        Stefan Riesenfeld
        Chief Financial Officer


 Indicate if this is an amended statement by checking here: AMENDED STATEMENT
                                                                             ---

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

       INDEX TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS AND SCHEDULES


                                                                                               PAGE

Financial Statements as of and for the period from January 1 through January 31,
2003:
     Consolidated Balance Sheet ...........................................................      1

     Consolidated Statement of Operations .................................................      2

     Consolidated Statement of Cash Flows .................................................      3

     Notes to Consolidated Financial Statements ...........................................      4

Schedules:

     Schedule 1:  Consolidating Balance Sheet as of January 31, 2003 ......................     10

     Schedule 2:  Consolidating Statement of Operations for the period from January 1
     through January 31, 2003 .............................................................     11

     Schedule 3:  Schedule of Cash Disbursements and Receipts for the period from January 1
     through January 31, 2003 .............................................................     12

     Schedule 4:  Total Disbursements by Filed Legal Entity for the period from January 1
     through January 31, 2003 .............................................................     13

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                           CONSOLIDATED BALANCE SHEET*
                                JANUARY 31, 2003
                              (UNAUDITED) (NOTE 1)

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

ASSETS:
Current assets:
    Cash and cash equivalents ...........................................     $   180,585
    Restricted cash and cash equivalents ................................           7,202
    Accounts receivable, net ............................................          49,211
    Receivable from affiliates ..........................................         192,440
    Other assets and prepaid costs ......................................         175,488
                                                                              -----------
    Total current assets ................................................         604,926
    Property and equipment, net .........................................       1,422,293
    Investments in affiliates ...........................................         286,270
    Deferred finance fees, net ..........................................          10,353
    Loans from affiliates ...............................................          63,542
    Other assets ........................................................          25,942
                                                                              -----------
    Total assets ........................................................     $ 2,413,326
                                                                              ===========
LIABILITIES:

Liabilities not subject to compromise:
Current Liabilities:
    Accrued construction costs ..........................................     $     6,477
    Accrued cost of access ..............................................          24,563
    Accounts payable and accrued liabilities ............................          66,006
    Payable to affiliates ...............................................          87,016
    Accrued interest ....................................................          22,095
    Current portion of long-term debt ...................................          62,531
    Current portion of deferred revenue .................................          92,183
                                                                              -----------
    Total current liabilities ...........................................         360,871
Long-term liabilities:
    Long-term debt ......................................................         197,952
    Deferred revenue ....................................................         452,896
    Other long-term liabilities .........................................           4,217
                                                                              -----------
    Total liabilities not subject to compromise .........................       1,015,936
                                                                              -----------
Liabilities subject to compromise:
    Accounts payable ....................................................             321
    Accrued interest ....................................................           4,093
    Payable to affiliates ...............................................         181,037
    Deferred revenue ....................................................         100,000
    Long-term debt ......................................................         400,831
    Other long-term liabilities .........................................         193,250
                                                                              -----------
    Total liabilities subject to compromise** ...........................         879,532
                                                                              -----------
    Total liabilities ...................................................       1,895,468
                                                                              -----------
MINORITY INTEREST .......................................................           9,677
                                                                              -----------
SHAREHOLDERS' EQUITY:
    Class A Common stock, par value $0.01 per share, 1,200,000,000 shares
    authorized, 68,500,000 shares issued ................................             685
    Class B Common stock, par value $0.01 per share, 1,200,000,000 shares
    authorized, 513,447,683 shares issued ...............................           5,134
    Additional paid-in capital ..........................................       1,873,141
    Other shareholders' equity (deficit) ................................            (631)
    Accumulated deficit .................................................      (1,370,148)
                                                                              -----------
    Total shareholders' equity ..........................................         508,181
                                                                              -----------
    Total liabilities and shareholders' equity ..........................     $ 2,413,326
                                                                              ===========

*THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

**TOTAL LIABILITIES SUBJECT TO COMPROMISE IS THE CURRENT ESTIMATE BY ASIA GLOBAL CROSSING LTD. (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA) AND ITS DEBTOR SUBSIDIARY OF THE TOTAL CLAIMS THAT WILL BE RESTRUCTURED IN THEIR CHAPTER 11 CASES. SEE NOTES 1 AND 4.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                      CONSOLIDATED STATEMENT OF OPERATIONS*
                       FOR THE PERIOD FROM JANUARY 1, 2003
                            THROUGH JANUARY 31, 2003
                                   (UNAUDITED)

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

REVENUES .....................................................     $      10,562
OPERATING EXPENSES:
    Cost of access and maintenance ...........................             5,936
    Other operating expenses .................................             7,123
    Depreciation and amortization ............................             7,932
                                                                   -------------
                                                                          20,991
                                                                   -------------
OPERATING LOSS ...............................................           (10,429)
OTHER INCOME (EXPENSE):
    Equity in income (loss) of affiliates ....................               (28)
    Interest income ..........................................               168
    Interest expense .........................................            (3,611)
    Other income, net ........................................            (3,096)
                                                                   -------------
LOSS FROM CONTINUING OPERATIONS
     BEFORE REORGANIZATION ITEMS .............................           (16,996)
REORGANIZATION ITEMS:
    Professional fees ........................................              (500)
    Retention plan costs .....................................              (600)
                                                                   -------------
LOSS FROM CONTINUING OPERATIONS BEFORE  BENEFIT
     FROM INCOME TAXES .......................................           (18,096)
    Benefit from income taxes ................................                --
                                                                   -------------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS ...................     $     (18,096)
                                                                   =============
LOSS PER COMMON SHARE, basic and diluted:
                                                                   =============
    Loss applicable to common shareholders ...................     $       (0.03)
                                                                   =============
    Shares used in computing basic and diluted loss per share        581,947,683
                                                                   =============

*THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                      CONSOLIDATED STATEMENT OF CASH FLOWS*
                       FOR THE PERIOD FROM JANUARY 1, 2003
                            THROUGH JANUARY 31, 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss ................................................     $ (18,096)
  Adjustments to reconcile net loss to net cash provided by
operating activities:
    Equity in income (loss) of affiliates .................            28
    Amortization of deferred finance fees .................           155
    Provision for doubtful accounts .......................            86
    Depreciation and amortization .........................         7,932
    Changes in operating assets and liabilities ...........         5,112
                                                                ---------
     Net cash (used in) operating activities ..............        (4,783)
                                                                ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment ...................        (5,896)
    Change in restricted cash and cash equivalents ........            (1)
                                                                ---------
     Net cash (used in) investing activities ..............        (5,897)
                                                                ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on capital leases ............................           (95)
                                                                ---------
     Net cash (used in) financing activities ..............           (95)
                                                                ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS .................       (10,775)

CASH AND CASH EQUIVALENTS, beginning of period ............       191,360
                                                                ---------
CASH AND CASH EQUIVALENTS, end of period ..................     $ 180,585
                                                                ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for Reorganization Items:
     Cash paid for professional fees ......................     $      --
     Cash paid for retention payments .....................            --
                                                                ---------
                                                                $      --
                                                                =========



*THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

1.  BACKGROUND AND ORGANIZATION

BACKGROUND.

     Asia Global Crossing Ltd., a Bermuda company in provisional liquidation in the Supreme Court of Bermuda ("AGCL" and, together with its consolidated subsidiaries, the "COMPANY"), provides bandwidth and value-added data services to enterprise and carrier customers in Asia. The Company has substantially built a network across Asia consisting of subsea cables, terrestrial connections (commonly known as backhaul) to landing sites and facilities to house equipment owned by various carriers (commonly known as telehouses). The network currently connects Japan, Hong Kong, Taiwan, Korea and Singapore to each other and to the United States. The Company has also established commercial arrangements that allow us to provide customers bandwidth and telecommunications services to China, Australia and New Zealand.

BANKRUPTCY FILING.

     On November 17, 2002 (the "COMMENCEMENT DATE"), AGCL and one of its subsidiaries, Asia Global Crossing Development Co. ("AGCDC" and together with AGCL, the "DEBTORS"), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT") (Case Nos. 02-15749 through 02-15750 (SMB)). Other subsidiaries of AGCL are not debtors in these chapter 11 cases. The Debtors continue to manage their properties and operate their businesses as "debtors in possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code

      On November 18, 2002, AGCL commenced insolvency proceedings in the Supreme Court of Bermuda (the "BERMUDA COURT") (Case No. 2002:464). On that date, the Bermuda Court granted an order appointing Jamie Smith and Mark Smith as Joint Provisional Liquidators ("JPLS") in respect of AGCL. The Bermuda Court granted the JPLs the power to oversee the continuation and reorganization of AGCL's business under the control of its board of directors and under the supervision of the Bankruptcy Court and the Bermuda Court.

     On July 19, 2002, Pacific Crossing Ltd., a majority-owned subsidiary of AGCL, which owns and operates a subsea cable system connecting the west coast of the United States and Japan, Pacific Crossing-1, and its subsidiaries and an affiliate (collectively, "PCL") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "DELAWARE BANKRUPTCY COURT"). Pacific Crossing Ltd. and certain of its subsidiaries owe $703.2 million to a consortium of banks under a bank facility. This bank facility is not guaranteed by, and is non-recourse to, the Company. PCL's bankruptcy proceedings are being administered separately from and are not being consolidated with the Company's proceedings. PCL has announced that no recovery is expected for its shareholders. As a result, effective July 19, 2002, the Company deconsolidated the financial position and results of operations of PCL and its subsidiaries, and began reporting the net assets of PCL as an investment using the cost method. The accompanying financial statements reflect $270,744 as the cost basis of the investment in PCL, and have not been adjusted to reflect the fact that no recovery is expected to shareholders of PCL. On or about November 12, 2002, the Delaware Bankruptcy Court authorized PCL to engage CXO, L.L.C. to manage PCL.

     Under the Bankruptcy Code, the collection against the Debtors of certain claims in existence prior to the Commencement Date is automatically stayed while the Debtors continue business operations as debtors in possession. The estimated amounts of those claims are reflected in the financial statements as "liabilities subject to compromise". Additional "liabilities subject to compromise" may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the Bankruptcy Court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. The collection of secured claims against the Debtors' assets ("SECURED CLAIMS") also is stayed, although the holders of such claims have

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

the right to move the Bankruptcy Court for relief from the automatic stay. Secured Claims are secured primarily by liens on the common equity of certain subsidiaries of the Company. Legal actions against AGCL, which is also subject to provisional liquidation in Bermuda, are stayed in accordance with the Bermuda Companies Act. The Debtors currently estimate that the total claims that will be restructured in their chapter 11 cases are approximately $1,419,657 as of January 31, 2003. The Company will continue to evaluate the amount and classification of its pre-petition liabilities through the remainder of its chapter 11 cases. As a result, `liabilities subject to compromise' is subject to change. Claims classified as "liabilities subject to compromise" represent secured as well as unsecured claims.

SALE OF ASSETS UNDER SECTION 363

     On the Commencement Date, AGCL executed a definitive agreement (the "SALE AGREEMENT"), dated as of November 17, 2002, with Asia Netcom Corporation Limited ("ASIA NETCOM") for the sale (the "SALE") to Asia Netcom pursuant to Section 363 of the Bankruptcy Code of substantially all of AGCL's assets (the "ACQUIRED ASSETS") and the assumption by Asia Netcom of certain liabilities of AGCL and liabilities of certain of its subsidiaries. The contemplated transaction with Asia Netcom (the "ASIA NETCOM TRANSACTION") will provide the economic underpinnings of AGCL's distributions to its creditors. No distributions will be made to AGCL's equity holders. On January 28, 2003, the Bankruptcy Court held a hearing to consider AGCL's motion (the "SALE MOTION") seeking approval of the Sale Agreement and authorization to consummate the transactions contemplated by the Sale Agreement. On January 29, 2003, the Bankruptcy Court signed an order granting the Sale Motion. Consummation of the Asia Netcom Transaction is subject to certain conditions, and is expected to occur in March 2003.

OTHER EVENTS

     The Company's understands that Global Crossing Ltd. ("GLOBAL CROSSING"), its majority shareholder, is currently the subject of an investigation by the U.S. Securities and Exchange Commission ("SEC") and other law enforcement agencies with respect to allegations of improprieties in the accounting for and disclosure of certain transactions entered into by Global Crossing, some of which involved the Company.

     Currently, these investigations are still pending. In early 2002, the Company's then independent public accountants, Arthur Andersen LLP ("ANDERSEN") advised the Company that as the result of the allegations of accounting improprieties Andersen would not be in a position to deliver an audit report with respect to the Company's financial statements for the year ended December 31, 2001 until the completion of investigations of these matters. As of August 31, 2002, Andersen ceased performing audit services for the Company in the wake of Enron-related events. On September 27, 2002, the Company appointed PricewaterhouseCoopers LLP ("PWC") as its independent auditors for the fiscal year ended December 31, 2001, and to replace Andersen as its independent auditors, effective as of October 15, 2002. PWC has not yet completed the work necessary to allow it to render an opinion on the fiscal year 2001 financial statements.

     On October 24, 2002, the Company announced that it would be restating results contained in its filings previously made with the SEC. This restatement reflects discussions between the Company and the SEC on the appropriate accounting for reciprocal transactions (see Note 3). The attached financials reflect this restatement. Total assets and total liabilities as recorded at September 30, 2001 were reduced by approximately $141 million as a result of this restatement.

2.  BASIS OF PRESENTATION

     The accompanying financials have been prepared on the basis that the Company would continue as a going concern. The financials reflect preliminary charges for impairment of the Company's investment in Hutchison Global Crossing Limited, a former fixed-line telecommunications joint-venture in Hong Kong, the goodwill related to its acquisition of IXNet Asia, an Asian financial services telecommunications company, and the uncertainty of recovery of amounts owed to the Company by Global Crossing. The financial statements do not include any further adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary to reflect the fact that the Company is not now expected to

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

continue as a going concern, has filed for bankruptcy and expects to sell substantially all of its assets in the Asia Netcom Transaction. The financial statements also do not include valuation adjustments to reflect the fact that the sale of the assets in the Asia Netcom Transaction is expected to realize significantly less than the book value of the assets or the fact that no value will be returned to equity investors under terms of the asset sale agreement entered into by AGCL. These valuation adjustments and impairment charges are expected to be material. Any changes to the financial statements for 2001 resulting from the completion of the 2001 financial statement audit could materially affect the accompanying unaudited consolidated financial statements.

     The accompanying unaudited interim consolidated financial statements, as of January 31, 2003 and for the period from January 1, 2003 through January 31, 2003, include the accounts of AGCL and its consolidated subsidiaries, excluding PCL. All material intercompany balances and transactions have been eliminated. Except as otherwise disclosed herein, the unaudited interim consolidated financial statements include all adjustments reflecting normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results of the interim period presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

     Subject to the matters described in this Note 2 as well as Notes 1 and 4, the Company believes that these unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

     These unaudited consolidated financial statements have also been prepared in accordance with Statement of Position ("SOP") No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". SOP 90-7 requires an entity to distinguish on its balance sheet pre-petition liabilities subject to compromise from post-petition liabilities. In the accompanying unaudited consolidated balance sheet and unaudited consolidating balance sheet presented in Schedule 1, the caption "liabilities subject to compromise" reflects the Company's best current estimate of the amount of pre-petition claims that will be restructured in the Debtors' chapter 11 cases. In addition, under the SOP, the entity's statement of operations should portray the results of operations of the reporting entity during chapter 11 proceedings. As a result any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and restructuring of the organization should be reported separately as reorganization items.

     The accompanying unaudited consolidated financial statements do not include all footnotes and certain financial presentations normally required under generally accepted accounting principles. Therefore, these financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Subject to the matters described in Notes 1, 2 and 4, the Company believes that these unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The Company's significant accounting policies are summarized as follows:

(A) PRINCIPLES OF CONSOLIDATION.

      These unaudited consolidated financial statements include the accounts of AGCL and its subsidiaries, except for PCL. All significant intercompany transactions have been eliminated.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)


(B) USE OF ESTIMATES.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

(C) RECIPROCAL TRANSACTIONS.

     During 2001, the Company entered into a number of transactions in which it provided capacity, services or facilities to other telecommunications carriers and concurrently purchased or leased capacity, services or facilities from these same telecommunications carriers. The Company refers to such transactions as "reciprocal transactions". These transactions have previously been accounted for as non-monetary exchanges in accordance with the Company's interpretation of Accounting Principles Board Opinions ("APB") No. 29, "Accounting for Nonmonetary Transactions". The Company had relied on guidance provided by Andersen and an industry white paper provided by Andersen that set forth principles for accounting for sales and exchanges of telecommunications capacity and services. Under this interpretation, the deferred revenue was increased by what was believed to be the fair value of the assets conveyed to the customers, and this amount would have been amortized into revenue on a straight-line basis as earned over the term of the applicable sales agreements. Capacity, services and facilities the Company acquired were recorded as "property and equipment", "other long-term assets" or "other current assets", based upon the type of the assets and the term of the applicable purchase agreements. These "other assets" were expensed over the terms of the purchase agreements to "cost of access and maintenance" and "property and equipment" was depreciated over the term of the purchase agreements.

     On August 2, 2002, the SEC staff communicated its position on reciprocal transactions (referred to as Indefeasible Rights of Use ("IRU") capacity swaps) to the American Institute of Certified Public Accountants ("AICPA") SEC Regulations Committee as follows: "The SEC staff has concluded that all IRU capacity swaps consisting of the exchange of leases should be evaluated within paragraph 21 of APB 29. That is, if a swap involves leases that transfer the right to use similar productive assets, the exchange should be treated as the exchange of similar productive assets irrespective of whether the `outbound' lease is classified as a sales-type lease, direct financing lease or operating lease and irrespective of whether the `inbound' lease is classified as a capital lease or an operating lease." The SEC staff directed that in accounting for such transactions the carrying value rather than the fair market value should be used. The staff further directed registrants to apply this guidance historically and prospectively, and to restate prior financial statements if appropriate. All adjustments that the Company considers are necessary to comply with the SEC's guidance have been reflected in the accompanying consolidated financial statements. (See "Other Events" in Note 1 for further discussion.)

(D) REVENUE RECOGNITION.

     Services. Revenues derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Sales of capacity that do not qualify for sales-type lease accounting are accounted for as operating leases. The Company defers revenue related to operating leases and amortizes the revenue over the appropriate term of the contract.

     Operating Leases. The Company offers customers flexible bandwidth products to multiple destinations and many of the contracts for subsea circuits entered into are part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats cash received prior to the completion of the earnings process as deferred revenue.

     Sales-Type Leases. Revenue from Capacity Purchase Agreements ("CPAS") that meet the criteria of sales-type lease accounting are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (i) the purchaser obtains the right to use the capacity, which can only be suspended if the purchaser fails to pay the full purchase price or to fulfill its contractual obligations, (ii) the purchaser is obligated to pay Operations, Administration and Maintenance ("OA&M") costs and (iii) the segment of a system related to the capacity purchased is available for service. The Company follows

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)


the criteria set forth in FASB Interpretation No. 43 "Real Estate Sales, an Interpretation of FASB Statement No. 66" for transactions which qualify for sales-type lease accounting. There was no sales-type lease revenue recognized in the years ended December 31, 2001 and 2002 or thereafter, as the Company discontinued sales-type lease transactions at the beginning of 2001. Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

(E) CASH AND CASH EQUIVALENTS, RESTRICTED CASH AND CASH EQUIVALENTS.

     The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value.

(F) PROPERTY AND EQUIPMENT, NET.

     Property and equipment, which includes amounts under capitalized leases, are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs recorded prior to a network segment's completion are reflected as construction in progress, which is reclassified to property and equipment at the date each segment of the applicable system becomes operational. Construction in progress includes direct expenditures for construction of the network systems and is stated at cost. Capitalized costs include costs incurred under the construction contract, certain legal fees, interest, and amortized finance fees incurred during the construction phase. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred.

     Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease. Estimated useful lives are as follows:

      Buildings..............................................  10-40 years
      Leasehold improvements.................................   2-25 years
      Furniture, fixtures and equipment......................   2-30 years
      Transmission equipment.................................   3-25 years

(G) TRANSLATION OF FOREIGN CURRENCIES.

     For those subsidiaries using the U.S. dollar as their functional currency, transactions in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into U.S. dollars at the rate of exchange at that date. The resulting gains or losses are recognized in the statement of operations. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates during the period. The resulting translation gains or losses are recorded as a component of other comprehensive income.

(H) INCOME TAXES.

     The Company recognizes current and deferred income tax assets and liabilities as applicable based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes".

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

             (DOLLAR AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)


(I) REORGANIZATION ITEMS.

     In the accompanying unaudited Statement of Operations, the Company has classified restructuring costs, retention plans, and professional fees as reorganization items based upon the provisions of SOP 90-7.

(J) DEFERRED REVENUE.

     As discussed in Note 3(c), the Company may enter into agreements with its customers that would result in the receipt of cash before the relevant criteria for revenue recognition has been satisfied, and, as a result, a liability is recorded as deferred revenue. The Company has classified all deferred revenue recorded by the Debtors as "liabilities not subject to compromise" on the accompanying unaudited consolidated balance sheet as well as on the unaudited consolidating balance sheet presented in Schedule 1.

4.  THE DEBTORS

     The accompanying unaudited financial statements are the consolidated financial statements of AGCL and its subsidiaries, excluding PCL. The following is a list of all the Debtors. Schedules 1 & 2, which are attached to these unaudited financial statements, present the results of operations and financial position of the Debtors.

     Name                                              Case Number
     ----                                              -----------
     Asia Global Crossing Ltd. *                        02-15749 (SMG)
     Asia Global Crossing Development Co.               02-15750 (SMG)


     *In provisional liquidation in the Supreme Court of Bermuda

     In accordance with SOP 90-7, the Debtors did not record interest expense for the period from January 1, 2003 through January 31, 2003. Third party contractual interest expense on a combined Debtor basis for the same period was $4,548.

     Combined intercompany accounts payable and accounts receivable of the Debtors' as of January 31, 2003 was $841,153 and $1,177,089, respectively. Currently, the Company has not performed an evaluation as to the recoverability of these accounts.

     The Company has not completed the process of reconciling its pre- and post-petition liabilities. In the accompanying unaudited consolidated balance sheet and unaudited consolidating balance sheet presented in Schedule 1 the caption "liabilities subject to compromise" reflects the Company's best current estimate of the amount of pre-petition claims that will be restructured in the Debtors' chapter 11 cases. Pursuant to court order, the Company has been authorized to pay, and has paid, certain pre-petition operating liabilities incurred in the ordinary course of business (e.g., salaries and insurance).

     The Debtors are guarantors of certain contracts of its subsidiaries of approximately $260.5 million. These guarantee amounts are not included in the amounts subject to compromise.

5.      INSURANCE

     Premiums to date for all insurance policies, including worker's compensation and disability insurance, have been paid and are in full force and effect.

                                                                      SCHEDULE 1

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                          CONSOLIDATING BALANCE SHEET*
                                JANUARY 31, 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                    ELIMINATIONS
                                                                                          &
                                                       DEBTORS       NON-DEBTORS     ADJUSTMENTS      CONSOLIDATED
                                                     -----------     -----------     -----------      -----------
ASSETS:
Cash and cash equivalents ......................     $   131,739     $    48,846     $        --      $   180,585
Restricted cash and cash equivalents ...........              --           7,202              --            7,202
Accounts receivable, net .......................              --          49,211              --           49,211
Receivable from affiliates .....................         503,139         256,960        (567,659)         192,440
Other assets and prepaid costs .................           3,331         172,157              --          175,488
                                                     -----------     -----------     -----------      -----------
     Total current assets ......................         638,209         534,376        (567,659)         604,926

Property and equipment, net ....................             269       1,422,024              --        1,422,293
Investments in affiliates ......................       1,441,451         286,266      (1,441,447)         286,270
Deferred finance fees, net .....................          10,353              --              --           10,353
Loans receivable from affiliates ...............         553,959         703,667      (1,194,084)          63,542
Other assets ...................................           2,050          23,892              --           25,942
                                                     -----------     -----------     -----------      -----------
     Total assets ..............................     $ 2,646,291       2,970,225      (3,203,190)       2,413,326
                                                     ===========     ===========     ===========      ===========
LIABILITIES:

Liabilities not subject to compromise:
     Accrued construction costs ................     $        --     $     6,477     $        --      $     5,941
     Accrued cost of access ....................              --          24,563              --           23,454
     Accounts payable and accrued liabilities ..           4,444          62,762              --           63,502
     Payable to affiliates .....................              --         654,675        (567,659)          81,443
     Accrued interest ..........................              --          22,095              --           18,672
     Current portion of long-term debt .........              --          62,531              --           62,531
     Current portion of deferred revenue .......              --          92,183              --           66,978
                                                     -----------     -----------     -----------      -----------
     Total current liabilities .................           4,444         925,286        (567,659)         322,521
     Long-term debt ............................              --         197,952              --          197,951
     Deferred revenue ..........................              --         452,896              --          481,881
     Loans payable to affiliates ...............              --         653,596        (653,596)              --
     Other long-term liabilities ...............              --           4,217              --            7,638
                                                     -----------     -----------     -----------      -----------
     Total liabilities not subject to compromise           4,444       2,233,947      (1,221,255)       1,009,991
                                                     -----------     -----------     -----------      -----------
Liabilities subject to compromise:
     Accounts payable ..........................             321              --              --              318
     Accrued interest ..........................           4,093              --              --            4,093
     Payable to affiliates .....................         181,037              --              --          185,935
     Deferred revenue ..........................         100,000              --              --          100,000
     Long-term debt ............................         400,831              --              --          400,788
     Loans payable to affiliates ...............         540,125              --        (540,125)              --
     Other long-term liabilities ...............         193,250              --              --          195,100
                                                     -----------     -----------     -----------      -----------
     Total liabilities subject to compromise** .       1,419,657              --              --          886,234
                                                     -----------     -----------     -----------      -----------
     Total liabilities .........................       1,424,101       2,233,947      (1,761,380)       1,896,225
                                                     -----------     -----------     -----------      -----------
MINORITY INTEREST ..............................              --           9,677              --            9,677
                                                     -----------     -----------     -----------      -----------
SHAREHOLDERS' EQUITY: ..........................       1,222,190         726,601      (1,441,810)         506,981
                                                     -----------     -----------     -----------      -----------
   Total liabilities and shareholders' equity ..     $ 2,646,291     $ 2,970,225     $(3,203,190)     $ 2,413,326
                                                     ===========     ===========     ===========      ===========


*THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

**TOTAL LIABILITIES SUBJECT TO COMPROMISE IS THE CURRENT ESTIMATE BY ASIA GLOBAL CROSSING LTD. (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA) AND ITS DEBTOR SUBSIDIARY OF THE TOTAL CLAIMS THAT WILL BE RESTRUCTURED IN THEIR CHAPTER 11 CASES. SEE NOTES 1 AND 4.

                                                                      SCHEDULE 2

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                     CONSOLIDATING STATEMENT OF OPERATIONS*
                       FOR THE PERIOD FROM JANUARY 1, 2003
                            THROUGH JANUARY 31, 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)


                                                                              ELIMINATIONS
                                                                                  &
                                                   DEBTORS     NON-DEBTORS    ADJUSTMENTS    CONSOLIDATED
                                                   --------    -----------    -----------    ------------
REVENUES .....................................     $     --      $ 10,562      $     --        $ 10,562
OPERATING EXPENSES:
    Cost of access and maintenance ...........           --         5,936            --           5,936
    Other operating expenses .................        1,166         5,957            --           7,123
    Depreciation and amortization ............           10         7,922            --           7,932
                                                   --------      --------      --------        --------
                                                      1,176        19,815            --          20,991
                                                   --------      --------      --------        --------
OPERATING LOSS ...............................       (1,176)       (9,253)           --         (10,429)
OTHER INCOME (EXPENSE):
    Equity in income (loss) of affiliates ....           --           (28)           --             (28)
    Interest income ..........................          149            20            (1)            168
    Interest expense .........................         (155)       (3,457)            1          (3,611)
    Other income (expense), net ..............           (1)       (3,095)           --          (3,096)
                                                   --------      --------      --------        --------
LOSS FROM CONTINUING OPERATIONS
     BEFORE REORGANIZATION ITEMS .............       (1,183)      (15,813)           --         (16,996)
REORGANIZATION ITEMS:
    Professional fees ........................         (500)           --            --            (500)
    Retention plans costs ....................         (600)           --            --            (600)
                                                   --------      --------      --------        --------
LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT
     FROM INCOME TAXES .......................       (2,283)      (15,813)           --         (18,096)
    Benefit from income taxes ................           --            --            --              --
                                                   --------      --------      --------        --------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS ...     $ (2,283)     $(15,813)     $     --        $(18,096)
                                                   ========      ========      ========        ========

*THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                                      SCHEDULE 3

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                         CASH DISBURSEMENTS AND RECEIPTS
                       FOR THE PERIOD FROM JANUARY 1, 2003
                            THROUGH JANUARY 31, 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)



                                                                 ELIMINATIONS
                                                                      &
                                       DEBTORS      NON-DEBTORS  ADJUSTMENTS**  CONSOLIDATED
                                       --------     -----------  -------------  ------------
CASH COLLECTIONS .................     $    148      $ 11,894      $ (5,000)     $  7,042
CASH DISBURSEMENTS:
    Cost of access and maintenance           --        (6,768)           --        (6,768)
    Rental and utilities .........           --          (793)           --          (793)
    Capital expenditures .........           --        (3,091)           --        (3,091)
    Employee costs * .............         (516)       (3,681)           --        (4,197)
    Other ........................       (5,703)       (2,265)        5,000        (2,968)
                                       --------      --------      --------      --------
  TOTAL CASH DISBURSEMENTS*** ....       (6,219)      (16,598)           --       (17,817)
                                       --------      --------      --------      --------
NET CASH FLOW ....................     $ (6,071)     $ (4,704)     $     --      $(10,775)
                                       ========      ========      ========      ========



* EMPLOYEE COSTS INCLUDE PAYROLL, BENEFITS, TAXES AND SEVERANCE.

**FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH JANUARY 31, 2003, DEBTOR ENTITIES FUNDED NON-DEBTOR ENTITIES A TOTAL OF $5.0 MILLION, IN ACCORDANCE WITH THE ORDINARY CASH MANAGEMENT SYSTEM OF ASIA GLOBAL CROSSING LTD. AND ITS SUBSIDIARIES.

*** DISBURSEMENTS HEREIN DIFFER FROM `SCHEDULE 4: TOTAL DISBURSEMENTS BY DEBTORS' DUE TO INTERCOMPANY DEBTOR FUNDING BY ASIA GLOBAL CROSSING LTD. TO ASIA GLOBAL CROSSING DEVELOPMENT CO. OF $6.0 MILLION, IN ACCORDANCE WITH THE ORDINARY CASH MANAGEMENT SYSTEM OF ASIA GLOBAL CROSSING LTD. AND ITS SUBSIDIARIES.

                                                                      SCHEDULE 4

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
          (IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA)

                       TOTAL CASH DISBURSEMENTS BY DEBTORS
                       FOR THE PERIOD FROM JANUARY 1, 2003
                            THROUGH JANUARY 31, 2003
                                   (UNAUDITED)

  CASE NUMBER                 LEGAL ENTITY NAME                DISBURSEMENTS
------------------------------------------------------------------------------
 02-15749 (SMG)   Asia Global Crossing Ltd. *                 $  11,000,000.00
 02-15750 (SMG)   Asia Global Crossing Development Co.            6,218,670.24
                                                              ----------------
                                                        TOTAL $  12,218,670.24
                                                              ================

* IN PROVISIONAL LIQUIDATION IN THE SUPREME COURT OF BERMUDA